Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Pagseguro Digital Ltd. of our report dated December 22, 2017 relating to the financial statements of Pagseguro Internet S.A., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers

Auditores Independentes

São Paulo, Brazil

December 26, 2017.